Exhibit 10.23

resolute

Forest Products

March 13, 2023

Richard Tremblay

1047 Vintner Boulevard Palm beach gardens Palm beach

Florida

33410

Dear Richard:

Following the Merger with Paper Excellence Group (the "Group"), through its wholly-owned subsidiary Domtar Corporation ("Domtar"), you will find the terms and conditions of your continued employment with Resolute Forest Products Inc. described in the enclosed documents listed below.

•
Notice on Terms and Conditions of Employment - for information
•
Severance Policy - Chief Executive Officer and Direct Reports • for information
•
Enhanced Severance Letter relating to the CEO/DR Severance Policy - for information
•
Retention Bonus agreement - for signature

If you have any questions, please contact Daniel Ouellet, Senior Vice President, Human Resources at 514 914-8941 and return the signed Retention Bonus agreement to Daniel Ouellet.

Sincerely,

Remi Lalonde

President and Chief Executive Officer

Exhibit 10.23

resolute

Forest Products

1010 De La Gauchetiere Street West, Suite 400 Montreal, Quebec, H3B 2N2 Canada

T 514-875-2160 resolutefp.com

March 13, 2023

Richard Tremblay

1047 Vintner Boulevard

Palm beach gardens Palm beach

Florida

33410

Subject: Notice Regarding Impact of Transaction with Domtar Corporation on Terms and Conditions of Employment between Richard Tremblay and Resolute Forest Products Inc.

Dear Richard,

As you know, Resolute Forest Products Inc. (the "Company") has entered into that certain Agreement and Plan of Merger with Paper Excellence Group (the "Group"), through its wholly-owned subsidiary Domtar Corporation ("Domtar"), dated as of July 6, 2022 (the "Merger Agreement"). This letter summarizes certain of terms and conditions related to your continued employment with the Company upon and subject to the closing of the transactions contemplated by the Merger Agreement and the effectiveness of the merger in accordance with the terms of the Merger Agreement (the "merger effective date").

Merger Effective Date

The date on which the Closing occurs and the merger becomes effective.

Annual Base Salary - no change

As of the merger effective date, your base salary will be maintained at an annual rate of $394,149.88, less applicable deductions, and will be payable monthly by direct deposit.

As you know, merit increase awards are at the sole discretion of the Company. Effective June 2023, you will be eligible for a salary review.

Position Classification - no change

The position of Senior Vice President, Pulp and Paper Operations remains classified as of the merger effective date as Grade 44 of our Job/Salary Structure.

Short Term Incentive Plan - no change

As of the merger effective date, the target incentive for 2023 under the short term incentive plan (as adopted by the Company from time to time} for your salary grade will remain 100 % of your annual base salary.

Exhibit 10.23

resolute

Forest Products

Note that under the current terms of the Company's short term incentive plan, 100% of the total payout to the Executive Team members cannot exceed 5% of Resolute Forest Products' generated free cash flow for 2023.

Long Term Incentive Plan -

As of the merger effective date, your outstanding equity-based awards under the Company's long-term incentive plan shall be converted into the right to receive the consideration set forth in the Merger Agreement in accordance with the terms of the Merger Agreement. Note that the vesting of your 2023 awards will not accelerate at the Closing and will remain subject to the original vesting schedule provided in the award agreements subject to such other conditions as further provided in such award agreements.

Retirement Plan - no change

As of the merger effective date, you will continue to participate in the Company's Defined Contribution Pension Plan applicable to employees of the Company and to the DC Make-Up program applicable to key personnel, as such terms are in effect from time to time.

Benefits - no change

As of the merger effective date, you will continue to benefit from the current programs, including the health and benefit plan, the annual lump sum of $12,000, annual medical examination, the service from MedisysOne of TELUS Health, vacation and holidays.

Indemnification - no change

As of the merger effective date, you will continue to benefit from the indemnification policy and the terms of any existing separate Indemnification agreement with the Company.

Severance Policy (Appendix A) - no change

As of the merger effective date, you will continue to benefit to all the rights and remain subject to all the obligations under the 2022 letter agreement between you and the Company amending certain changes to the terms and conditions of your entitlements under the Company's Severance Policy - Chief Executive Officer and Direct Reports (the "Enhanced Severance Letter relating to the CEO/DR Severance Policy").

Retention Bonus (Appendix B)

As a reward for your contribution to the Company's success and to provide an incentive for you to remain with the Company (or its successor) following the merger effective date, you will be eligible to receive a retention bonus, in accordance with separate documentation to be provided to you, which will generally be subject to the terms and conditions set forth on Appendix B.

Confidentiality

Your compensation is a personal matter. Resolute Forest Products' policy is to maintain the strictest confidentiality in the area of compensation; therefore, we ask you not to discuss your compensation particulars with others.

Exhibit 10.23

resolute

Forest Products

Please note that the terms and conditions of your employment, and the terms and conditions of any plan, program or arrangement of the Company, are subject to change at any time, including following the merger effective date, in accordance with their terms, except as may be provided in any separate individual agreement with you (including, without limitation, the Enhanced Severance Letter relating to the CEO/DR Severance Policy).

If you have any questions, please contact Daniel Ouellet, Senior Vice President, Human Resources at 514 914-8941.

Sincerely,

Remi Lalonde

President and Chief Executive

Encl:

Appendix A: Severance Policy - Chief Executive Officer and Direct Reports Enhanced Severance Letter relating to the CEO/DR Severance Policy Appendix B: Retention Bonus Summary of Material Terms

Exhibit 10.23

CONFIDENTIAL

Richard Tremblay

Senior Vice President, Pulp and Paper Operations

Dear Richard,

As you know, Resolute Forest Products, Inc. (the “Company”) has entered into that certain Agreement and Plan of Merger with Domtar Corporation and certain other parties thereto, dated as of July 5, 2022 (the “Merger Agreement”).

This letter agreement sets out certain changes to the terms and conditions of your entitlements under the Company’s Severance Policy – Chief Executive Officer and Direct Reports (the “CEO/DR Severance Policy”) that will become effective only in the event the transactions contemplated by the Merger Agreement are completed and become effective following the closing in accordance with the terms of the Merger Agreement (the “Merger Effective Time”).

Accordingly, subject to the consummation of the transactions contemplated by the Merger Agreement, the severance pay and benefits to which you would otherwise be entitled under the CEO/DR Severance Policy (and certain terms of the CEO/DR Severance Policy) shall be modified to include and reflect the following enhancements and clarifications:

1.
The coverage period under Section IV of the CEO/DR Severance Policy for an eligible termination shall be increased from 12 to 24 months following the Merger Effective Time, and shall also include the 3-month period immediately preceding the Merger Effective Time.
2.
The minimum severance amount under Section VI(a)(1) of the CEO/DR Severance Policy will be increased to 104 weeks of eligible pay.
3.
Notwithstanding the terms of the Company’s Short-Term Incentive Plan (“STIP”) in which you participate immediately prior to your termination of employment, you shall be entitled to receive a prorated payment thereunder for the year of such termination without regard to any otherwise required applicable minimum period of service during the year of termination
4.
For the purposes of determining “Eligible Pay” as per Section VI(b) of the CEO/DR Severance Policy, it is hereby agreed that if you have received less than two annual STIP incentive award payments from the Company immediately prior to your termination since becoming an eligible executive under the CEO/DR Severance Policy, “Eligible Pay” shall be construed to refer to the annual base pay as in effect at the termination of employment date and the greater of (x) the last incentive award paid to you, if any, under the applicable incentive plan or program or (y) your target incentive award for the year in which such termination occurs, as applicable. If an incentive award paid for less than a full year is included, such award amount will be annualized. In any case, the award amount used to determine Eligible Pay will continue to be subject to a maximum of 125% of the Eligible Executive's target incentive (expressed in dollars) for the year in which the termination occurs.

Exhibit 10.23

5.
For U.S. executives, the Company shall pay or reimburse you (within the required time period under Section 409A of the Code) for the premiums for 18 months of continuation coverage under COBRA.
6.
The waiver and release agreement, and non-compete agreement, required as a condition to receiving severance pay and benefits under the CEO/DR Severance Policy shall be those attached hereto as Exhibit A.
7.
The Company’s entitlement to seek recovery of any severance pay previously made to you, and/or to see any equitable relief, in each case under Section IX of the CEO/DR Severance Policy, shall apply only upon your material breach of the provisions of such Section IX; and
8.
For purposes of the CEO/DR Severance Policy, the term “good reason” shall also include a material reduction in your target bonus opportunity.

The following additional terms apply to this letter agreement:

a.
Any ambiguities and interpretive questions regarding the terms of this letter agreement will be resolved by the Company, and in the event of any dispute between you and the Company shall be finally settled after a de novo review by a court of competent jurisdiction.
b.
This letter agreement is not intended to be, and should not be construed as, a contract of employment for any specific period of time.
c.
The arrangements described herein are only awarded to a select number of persons and by accepting this letter agreement, you agree to keep your participation and the terms of your letter agreement, to the extent your agreement is not publicly filed, strictly confidential. The foregoing shall not prevent the Company from disclosing this letter agreement or its terms in accordance with any applicable laws.
d.
If the transactions contemplated by the Merger Agreement are abandoned prior to the Merger Effective Time or the Merger Agreement is terminated in accordance with its terms, then all provisions of this letter agreement shall be null and void.
e.
This letter agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and may only be modified by a written agreement executed by the Company and you. For clarity, the terms and conditions of your entitlements under the CEO/DR Severance Policy not amended by this letter of agreement shall continue to apply.
f.
This letter agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.
g.
This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of laws that would result in the application of the laws of any other jurisdiction.

2

Exhibit 10.23

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing, dating and returning a copy of this letter agreement to Daniel Ouellet.

Very truly yours,

RESOLUTE FOREST PRODUCTS, INC.

By: Name: Rémi G. Lalonde

Title: President and Chief Executive Officer

Accepted and Agreed:

Richard Tremblay Date

3

Exhibit 10.23

Exhibit A

[Waiver and Release Agreement] [Non-Compete Agreement]

4

Exhibit 10.23

resolute

Forest Products

1010 De La Gaucheliere Street West, Suite 400 Montreal, Quebec, H3B 2N2 Canada

T 514-875-2160 resolutefp.com

Le 13 mars 2023

Re: Retention Bonus Leiter Agreement ("Agreement")

Richard Tremblay

SVP, Pulp and Paper Operations 1047 Vintner Boulevard

palm beach gardens

Florida 33410 United States Dear Richard,

As you know, Resolute Forest Products, Inc. (the "Company") has entered into that certain Agreement and Plan of Merger with Paper Excellence Group (the "Group"), through its wholly-owned subsidiary Domtar Corporation ("Domtar"), dated as of July 6, 2022 (the "Merger Agreement").

As a reward for your contribution to the Company's success and to provide an incentive for you to remain with the Company (or its successor) following the merger, this letter agreement (this "Agreement") sets out the terms of a retention bonus that you can become eligible to receive, subject to the terms of this Agreement as described below.

As we work to ensure the continuity and long-term success of the Company's business operations following the merger, your continued leadership and collaborative approach during this time of transition is critical. We believe that your personal involvement and strong motivation for success will help ensure that we continue to deliver business results that maximize the long-term value of the organization.

We recognize your importance to the success of our business, and to reinforce that you have the potential to make a significant impact on our future growth, we are pleased to provide you with the opportunity to earn the retention bonuses described in this Agreement.

Retention Bonuses

By way of this Agreement, you are eligible to receive a retention bonus equal to 50% of your base salary for each of the next two years. Specifically, you will be eligible for a lump sum cash payment on the first anniversary of the Merger Effective Time provided that you are employed by the Company as of such date in an amount equal to 50% of your annual base salary in effect as of the first anniversary of the Merger Effective Time (such sum, the "First Year Retention Bonus"). You will be eligible for a lump sum cash payment on the second anniversary of the Merger Effective Time provided that you are employed by the Company as of such date in an amount equal to 50% of your annual base salary in effect as of the second anniversary of the Merger Effective Time (such sum, the "Second Year Retention Bonus"). Each retention bonus will fully vest upon completion of the applicable anniversary year (i.e., no longer subject to forfeiture) and will be paid to you in a lump sum within 45 days of each completed anniversary. You will not be eligible for the retention bonuses as set forth above if you are terminated for Cause or you resign prior to such applicable anniversary.

Exhibit 10.23

Termination without Cause

If Company terminates your employment without Cause before the second anniversary of the Merger Effective Time, then you will be eligible to receive each of the retention bonuses set forth above minus any such retention bonus that has already been paid. The payment of such retention bonus(es) would be made at the regular dates of payment as if you were still actively employed (i.e., there would be no acceleration of payment).

For purposes of this Agreement, the term "Cause" shall have the definition as set forth in the attached Appendix.

Termination due to Retirement, Death or Disability

If you retire, become disabled or die (i) during the first twelve month period following the Merger Effective Time, you will be eligible for a pro rata portion of the First Year Retention Bonus, calculated based on the number of days that have elapsed from the Merger Effective Time through such termination, divided by 365 days, or (ii) during the second twelve month period following the Merger Effective Time, you will be eligible for a pro rata portion of the Second Year Retention Bonus, calculated based on the number of days that have elapsed from the first anniversary of the Merger Effective Time through such termination, divided by 365 days. Any prorated payment pursuant to the preceding sentence shall be made within 45 days of such termination.

At-Will Employment Status

Nothing in this Agreement or its terms will alter your at-will employment status; both you and the Company retain the right to end your employment relationship at any time and for any reason. This Agreement does not modify the other terms and conditions associated with your current compensation package.

Confidentiality

This Agreement and its terms are highly confidential, and you are expected to hold them in the strictest confidence. If the Company learns of any disclosure of this Agreement or its terms to anyone other than your immediate family members, the Company reserves the right to decline to pay the retention bonuses set forth above, if not yet paid, and take any adverse employment action, up to and including discharge.

Other Matters

Any payments of the retention bonuses will be paid to you net of any applicable withholding taxes required by law.

The retention bonuses will not be considered part of your base salary or included in compensation calculations for purposes of severance pay or for any other benefit plan purposes (including any defined contributions, defined benefit plan or other plans).

This Agreement will be binding upon any successor of the Company in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place, and in such event such successor will be deemed to be "the Company" for purposes of the substantive provisions of this Agreement, including the obligation to make the payments to you.

This Agreement will be governed by the internal laws of the State of Delaware.

The payments under this Agreement are intended to be made and provided in a manner that is either exempt from or compliant with Section 409A of the Code, to the extent applicable. Each amount payable pursuant to this Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code.

Exhibit 10.23

This Agreement contains the entire understanding and agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, term sheets, correspondences, understandings and undertakings concerning the subject matter hereof, whether written or oral (or electronic), among them and their affiliates.

We want to thank you for your continued service and dedication to the Company during a period of changing circumstances, challenges and great opportunities. This is a way for the Company to compensate you for your efforts and recognize the critical nature of your contributions to our continued success.

[signature page follows]

Exhibit 10.23

Please indicate your acceptance of this Agreement by signing in the space indicated below and returning a copy to me.

Exhibit 10.23

APPENDIX

"Cause" shall mean (i) the willful failure by you to perform substantially your duties as an employee of the Company or any Subsidiary (other than due to physical or mental illness), (ii) you engage in willful or serious misconduct that has caused or could reasonably be expected to be injurious to the Company or any Subsidiary in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) your breach of fiduciary duty or fraud with respect to the Company or any affiliate of the Company, (iv) you have been indicted for or convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or (v) the breach by you of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the company or any Subsidiary;

(vi) violation of any written policy, program or code of the Company or any Subsidiary or (vii) the commission by you of an act of fraud or embezzlement against the Company or any of its Subsidiaries; provided that if you are a party to an employment or individual severance agreement with the Company or any Subsidiary that defines the term "Cause" then, "Cause" shall have the meaning set forth in such employment or severance agreement. In addition, your service shall be deemed to have terminated for Cause if, after your service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.